Exhibit 11

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of July 30, 2025, by and among Xponential Fitness, Inc., a Delaware corporation (the “Corporate Taxpayer”), and Parallaxes Xenon II, LLC (“Permitted Transferee”).

WHEREAS, on November 15, 2024 (the “Prior Sale Date”), pursuant to the Assignment and Assumption Agreement, by and among Parallaxes Xenon, LLC, LAG Fit, Inc. (“Transferor”) and the other parties thereto, dated as of the Prior Sale Date (the “Prior APA”), Transferor transferred to Permitted Transferee all of Transferor’s interest in, and rights and obligations under, the TRA with respect to any and all Common Units or other membership interests in OpCo, including any that were the subject of the IPO Contribution and/or IPO Exchange, that Transferor had transferred, had redeemed or otherwise exchanged pursuant to an Exchange prior to the Prior Sale Date; and

WHEREAS, on the date hereof (the “Effective Date”), Permitted Transferee shall acquire (the “Acquisition”) from Transferor the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to all Common Units or other membership interests in OpCo that Transferor has transferred, had redeemed or otherwise exchanged pursuant to an Exchange on or after the Prior Sale Date and prior to the Effective Date (the “Transferred Interests”) to Permitted Transferee; and

WHEREAS, the parties hereto agree that this Joinder complies with the requirements of Section 7.02(b) of the Tax Receivable Agreement, dated as of July 26, 2021, by and among the Corporate Taxpayer and each TRA Party (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Acknowledgement. The Corporate Taxpayer hereby acknowledges and agrees that, prior to the Acquisition, Transferor was a TRA Party and a holder of the right to receive any and all payments that may have become due and payable under the Tax Receivable Agreement with respect to the Common Units or other membership interests in OpCo held or previously held by Transferor.

Section 1.03 Joinder. Permitted Transferee hereby acknowledges and agrees to become a TRA Party for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement. The Corporate Taxpayer hereby acknowledges and consents to the Acquisition and agrees that Permitted Transferee shall be a TRA Party following the Acquisition and shall be entitled to all rights and privileges of a TRA Party and in respect of the Transferred Interests, including the right to receive any and all Tax Benefit Payments, and all other payments, payable in respect of the Transferred Interests.

Section 1.04 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement. The Corporate Taxpayer is hereby notified and directed to ensure that all future Tax Benefit Payments, and all other payments, that would otherwise be transmitted to Transferor in respect of the Transferred Interests, shall be made to the bank account of Permitted Transferee set forth on Schedule A hereto or such other account that the Permitted Transferee shall provide to the Corporate Taxpayer in writing.

Section 1.05 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

PARALLAXES XENON II, LLC

By:	/s/ Andrew Lee
	Name:	Andrew Lee
	Title:	Authorized Person

Address for notices:

Parallaxes Xenon II, LLC
c/o Parallaxes Capital
Management, LLC
250 Park Avenue Floor 7
New York, NY 10177
Attn: Andrew Lee
E-mail: andy@plxcap.com

Acknowledged and agreed

as of the date first set forth above:

XPONENTIAL FITNESS, INC.

By:	/s/ John Meloun
Name: John Meloun
Title: CFO